As filed with the Securities and Exchange Commission on October 11, 2011.

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Multiband Corporation
(Exact name of issuer as specified in its charter)

Minnesota	41-1255001
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

9449 Science Center Drive, New Hope, Minnesota 55428
(Address of principal executive offices)                             (Zip Code)

1999 Stock Compensation Plan
2000 Non-Employee Directors Stock Compensation Plan
(Full title of the plans)

James Mandel	Copy to:
Chief Executive Officer	Philip T. Colton
Multiband Corporation	Winthrop & Weinstine, P.A.
9449 Science Center Drive	225 South Sixth Street
New Hope, Minnesota 55428	Suite 3500
(Name and address of agent for service)	Minneapolis, Minnesota 55402
Telephone: (612) 604-6400
Facsimile: (612) 604-6800

(763) 504-3000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common stock, $0.01 par value	19,440,000 shares	$2.46	$47,822,400	$5,480.45

(1)
The number of shares being registered consists of 20,000,000 shares of common stock of Multiband Corporation that may be issued under the 1999 Stock Compensation Plan and the 2000 Non-Employee Directors Stock Compensation Plan less 560,000 shares previously registered (as adjusted for the 1-for-5 stock split effective August 7, 2007).  In addition, pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities which may become issuable pursuant to anti-dilution provisions of the Plan.

(2)
Calculated solely for the purpose of determining the registration fee in accordance with Rules 457 (c) and (h) promulgated under the Securities Act of 1933 and based upon the average of the high, or $2.56, and low, or $2.36, sales prices of the registrant’s Common Stock as of October 4, 2011, as reported on The NASDAQ Global Market.

EXPLANATORY NOTE

This Registration Statement registers additional securities of the same class as other securities for which a Registration Statement filed on this form relating to the same employee benefit plans, the 1999 Stock Compensation Plan and the 2000 Non-Employee Directors Stock Compensation Plan (the “Plans”), is effective.  Consequently, pursuant to General Instruction E to Form S-8, the contents of the Registration Statement on Form S-8 (File No. 333-64618) of Vicom Incorporated, n/k/a Multiband Corporation (the “Registrant”), filed with the Securities and Exchange Commission (the “SEC”) on July 5, 2001 are hereby incorporated by reference into this Registration Statement, except to the extent superseded hereby.

Amendments to the 1999 Stock Compensation Plan were approved by the Registrant’s shareholders on June 17, 2004 and August 12, 2009.  Amendments to the 2000 Non-Employee Directors Stock Compensation Plan were approved by the Registrant’s shareholders on June 17, 2004, August 6, 2007 and August 12, 2009.   The Plans, as amended, filed as Exhibits 4.1 and 4.2 hereto, increased the number of shares of common stock which may be issued pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933.  Such documents need not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.  The previously filed Reoffer Prospectus will not be used or considered part of such prospectus.

Item 1.   Plan Information

Not filed with this Registration Statement.

Item 2.   Registrant Information and Employee Plan Annual Information.

Not filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by the Registrant, are incorporated by reference in this Registration Statement:

a.           The description of the Registrant’s common stock contained in the Company’s Registration Statement on Form 10-12G filed with the SEC on April 7, 2000, as amended;

b.           The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on July 18, 2011;

c.           The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on April 6, 2011;

d.           The Registrant’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2011 filed with the SEC on May 16, 2011 and June 30, 2011, as amended, filed with the SEC on August 17, 2011; and,

e.           The Registrant’s current reports on Form 8-K, filed with the SEC on April 21, 2011, April 27, 2011, April 28, 2011, May 26, 2011, June 1, 2011, June 16, 2011, June 20, 2011, August 5, 2011, August 11, 2011, September 7, 2011 and September 20, 2011.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this Registration Statement and before the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold (excluding, however, any portion of such documents not deemed to be “filed” with the SEC pursuant to the rules of the SEC) shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities

The description of the Registrant’s common stock is incorporated by reference pursuant to Item 3.a. above.

Item 5.   Interests of Named Experts and Counsel

Not applicable.

Item 6.   Indemnification of Directors and Officers

Section 302A.521 of the Minnesota Statutes empowers a Minnesota corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

Article VII of the Registrant’s Articles of Incorporation eliminates the liability of directors of the Registrant to the Registrant or its shareholders for monetary damages for breach of fiduciary duty except for any breach of a director’s duty of loyalty to the Registrant or its shareholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, under Sections 302A.559 of the Minnesota Statutes (relating to illegal distributions) or Section 80A.76 of the Minnesota Statutes (relating to securities law violations), for any transaction from which the director derived an improper personal benefit; or for any act or omission occurring prior to May 22, 1987, which is the date that this provision in the Registrant’s Articles became effective.

The above discussion of Section 302A.521 and of the Registrant’s Articles of Incorporation is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the Articles of Incorporation.

The Company maintains officers’ and directors’ liability insurance for the benefit of its officers and directors.

Item 7.   Exemption from Registration Claimed

Not applicable.

Item 8.   Exhibits.

The exhibits to this Registration Statement on Form S-8 are described on the Exhibit Index.

Item 9.   Undertakings.

(a)	Rule 415 Offering.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously described in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Statement Required in Connection with Filing of Registration Statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Hope, State of Minnesota on October 11, 2011.

Multiband Corporation

By:	/s/ James L. Mandel
James L. Mandel
Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints James L. Mandel and Steven M. Bell, each of whom may act individually, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James L. Mandel	Chief Executive Officer and Director	October 11, 2011
James L. Mandel	(principal executive officer)

/s/ Steven M. Bell	General Counsel, Chief Financial	October 11, 2011
Steven M. Bell	Officer and Director (principal financial
and accounting officer)

*	Director	October 11, 2011
Frank Bennett

*	Director	October 11, 2011
John Dodge

*	Director	October 11, 2011
Eugene Harris

*	Director	October 11, 2011
Donald Miller

*	Director	October 11, 2011
Peter Pitsch

*- by Steven M. Bell, Attorney-in-Fact

Exhibit Index

Exhibit No.	Description
4.1	Multiband Corporation 2000 Non-Employee Directors Stock Compensation Plan, as Amended(1)
4.2	Multiband Corporation 1999 Stock Compensation Plan, as Amended(2)
5.1*	Opinion of Steven M. Bell, General Counsel, Chief Financial Officer and Director (principal financial and accounting officer) as to the legality of common stock of the Company
23.1*	Consent of Baker Tilly Virchow Krause, LLP
24. *	Power of Attorney (included on signature page)

(1)  Incorporated herein by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on July 23, 2009.
(2)  Incorporated herein by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on July 23, 2009.

*  Filed herewith